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                                                                     Exhibit 4.1

                      AMENDMENT NO. 5  TO RIGHTS AGREEMENT

          This AMENDMENT, dated as of March 25, 1999, is between U.S. FOODSERVICE, a Delaware corporation (the "Corporation"), and THE BANK OF NEW YORK (the "Rights Agent").

                                    Recitals
                                    --------

          WHEREAS, the Corporation and the Rights Agent are parties to a Rights Agreement dated as of February 19, 1996, as amended as of May 17, 1996, September 26, 1996, June 30, 1997 and December 23, 1997 (the "Rights Agreement"); and

          WHEREAS, the ML Entities (as such term is defined in the Rights Agreement), other stockholders of the Corporation and the Corporation wish to sell common stock of the Corporation in a public offering underwritten by underwriting firms that include Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch International; and

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Corporation has determined that an amendment to the Rights Agreement as set forth herein is necessary or desirable in connection with the foregoing, and the Corporation and the Rights Agent wish to evidence such amendment in writing:

          NOW, THEREFORE, the parties agree as follows:

          I.  Amendment of Section 1(a).  Section 1(a) of the Rights Agreement
              -------------------------
relating to the definition of "Acquiring Person" is hereby amended by adding the following at the end of such Section 1(a):

     Notwithstanding any provision in this Agreement to the contrary, none of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Merrill Lynch International, any ML Entity or any ML Entity Affiliate shall be deemed an Acquiring Person solely as the result of (a) the execution and delivery of the U.S. Purchase Agreement, dated March 25, 1999 (the "U.S. Purchase Agreement"), among the Corporation, the stockholders of the Corporation named in Schedule B thereto (the "Selling Stockholders") and Merrill Lynch, Goldman, Sachs & Co., Salomon Smith Barney Inc., J.C. Bradford & Co. and First Union Capital Markets Corp., as U.S. representatives of the several U.S. underwriters to be named therein, and the
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     International Purchase Agreement dated March 25, 1999 (the "International
     Purchase Agreement"), among the Corporation, the Selling Stockholders and Merrill Lynch International, Goldman Sachs International, Salomon Brothers International Limited and J.C. Bradford & Co., as lead managers of the several international managers to be named therein, or (b) the consummation of the transactions contemplated by the U.S. Purchase Agreement and the International Purchase Agreement (collectively, the "Purchase Agreements") or otherwise to be consummated in connection with the Purchase Agreements and the related U.S. and international offerings of Common Shares (the "Offerings"), including, without limitation, the acquisition by Merrill Lynch and Merrill Lynch International of beneficial ownership of Common Shares pursuant to the Purchase Agreements, in connection with stabilization transactions relating to the Offerings or in market-making transactions in the Common Shares.

          II.  Effectiveness.  This Amendment shall be deemed effective as of
               -------------
the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          III. Miscellaneous.  This Amendment shall be deemed to be a contract
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made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms,


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provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    U.S. FOODSERVICE


                                    /s/ David M. Abramson
                                    ________________________________
                                    Name:  David M. Abramson
                                    Title: Executive Vice President

                                    THE BANK OF NEW YORK


                                    /s/ Ralph Chianese
                                    ________________________________
                                    Name:  Ralph Chianese
                                    Title: Vice President

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